Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

April 23, 2010

Pegasystems Inc.

101 Main Street

Cambridge, Massachusetts 02142

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pegasystems Inc., a Massachusetts corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 236,426 shares of your Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance under the Chordiant Software, Inc. 2005 Equity Incentive Plan, Chordiant Software, Inc. 2000 Nonstatutory Equity Incentive Plan, Chordiant Software, Inc. Amended and Restated 1999 Non-Employee Director Stock Option Plan and Prime Response Group, Inc. 1998 Stock Option/Stock Issuance Plan (as amended, modified or supplemented from time to time, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation